AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

INFORMATION SYSTEMS ASSOCIATES, INC.

Pursuant to the provisions of Sections 607.1007 of the Florida Business Corporation Act (the “Act”), Information Systems Associates, Inc. ("ISA") adopts this Amended and Restated Articles of Incorporation (the “Articles”) set forth below:

(A) The date of filing of ISA’s original Articles of Incorporation with the Department of State of the State of Florida was May 31, 1994, as amended on January 12, 2006 and August 1, 2013.

(B) These Amended and Restated Articles of Incorporation restate and supersede in their entirety the provisions of the Articles of Incorporation of ISA, as amended.

(C) The amendments enacted by these Amended and Restated Articles of Incorporation have been duly adopted by the Board of Directors of ISA on the 31st January, 2015, and by a majority of the outstanding shares of each class of capital stock of ISA entitled to vote on the 5th of February 2015 in accordance with and in the manner prescribed by the provisions of Sections 607.1003 and 607.1007 of the Act.

(D) The text of the Articles of Incorporation is hereby amended and restated to read in its entirety as follows:

ARTICLE FIRST. Corporate Name. The name of the corporation is Information Systems Associates, Inc. (the “Corporation”).

ARTICLE SECOND. Registered Office. The address of the registered office of the Corporation is 6622 Southpoint Drive South, Suite 310, Jacksonville, FL 32216. The name of the registered agent of the Corporation at such address is Adrian Goldfarb.

ARTICLE THIRD. The mailing address of the Corporation is 6622 Southpoint Drive South, Suite 310, Jacksonville, FL 32216.

ARTICLE FOURTH. Corporate Purpose. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Act, as amended from time to time.

ARTICLE FIFTH. Authorized Shares.

(A)           Classes and Number of Shares. The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is 510,000,000 million shares, consisting of: (i) 500,000,000 shares of common stock, par value $0.001 per share (the “Common Stock”) and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), each having the rights set forth in this Article FIFTH.  The authorized number of shares of any class of capital stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of a majority of the shares of capital stock of the Corporation entitled to vote on the matter and, except as may otherwise be provided in these Articles of Incorporation as they may be amended from time-to-time.  Except as may be required by a series of Preferred Stock or by applicable law, no separate vote of such class of capital stock, the authorized number of which is to be increased or decreased, shall be necessary to effect such change.

(B) Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby authorized, by resolution or resolutions thereof, to provide, out of the unissued shares of Preferred Stock, a series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series, and the designation of such series, the voting and other powers (if any) of the shares of such series, and the preferences and any relative, participating, optional or other special rights and any qualifications, limitations or restrictions thereof, of the shares of such series.  The powers, preferences and relative, participating, optional and other special rights of each series of Preferred Stock, and the qualifications, limitations or restrictions thereof, may differ from those of any and all other series of Preferred Stock at any time outstanding.

(C) Voting.

(1) Each holder of Common Stock shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters in which shareholders generally are entitled to vote, except as may be otherwise be provided in these Articles of Incorporation (including any Certificate filed with the Secretary of State of the State of Florida establishing the terms of a series of Preferred Stock) or by the Act.

(2)  The holder of any series of Preferred Stock shall be entitled to any voting powers as provided in the Certificate creating such series.

(D) Dividends. Subject to the Act and the rights (if any) of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the Board, in its discretion, shall determine. In determining the dividend per share, the numerator shall be the amount of cash, other property or capital stock payable to holders of common stock and the denominator shall be the total outstanding shares of Common Stock.

(E) Certain Rights of Common Stock.  Upon the dissolution, liquidation or winding up of the Corporation subject to the rights (if any) of the holders of any outstanding series of Preferred Stock, the holders of common stock shall be entitled to receive the assets of the Corporation available for distribution to shareholders ratably in proportion to the number of shares held by them in the same manner as payment of dividends under Article FIFTH Section (D).

(F) Adjustment to Classes and Number of Shares Outstanding.

(1)          Combination of Class A Common Stock and Class B Common Stock. As of the close of business on March 31st, 2015 (4:01 p.m. Eastern Daylight Time) (the “Reverse Split Date”), (i) each share of Class A Common Stock, par value $0.001 per share, of the Corporation (the “Class A”) and (ii) each share of Class B Common Stock, par value $0.001 per share, of the Corporation (the “Class B”) issued and outstanding immediately prior to the Reverse Split Date (such shares of Class A and Class B collectively referred to in this Article FIFTH Section (F) as the “Old Common Stock”) automatically and without any action on the part of the holder thereof will be reclassified and changed into one share of Common Stock (such action, the “Reclassification”).

(2)          Reverse Stock Split. Immediately following the Reclassification, each 200 shares of Common Stock issued and outstanding immediately subsequent to the Reclassification automatically and without any action on the part of the holder thereof will be reclassified and changed into one share of Common Stock, subject to the treatment of fractional share interests as described below (such action, the “Reverse Split,” and such shares of Common Stock outstanding after, and giving effect to, both of the Reclassification and the Reverse Split, the “New Common Stock’’).

(3)          Exchange of Certificates; Fractional Shares. Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Common Stock (the “Old Certificates”) will be entitled to receive, upon surrender of such Old Certificates to the Corporation for cancellation, a certificate or certificates (the “New Certificates”, whether one or more) representing the number of whole shares (rounded up to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Reverse Split Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Corporation determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer. From and after the Reverse Split Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the $0.001 par value of each such share.

ARTICLE SIXTH:

(A) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(B) The number of directors shall be determined from time to time by resolution of the Board of Directors. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

(C)  The directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

(D) Except as otherwise permitted in this Article Sixth, only persons who are nominated in accordance with the procedures established in the By-Laws shall be eligible for election as directors.

(E) Vacancies and newly created directorships resulting from (i) an increase in the authorized number of directors, (ii) death, (iii) resignation, (iv) retirement, (v) disqualification or (vi) removal from office, may be filled by a majority vote of the remaining directors then in office, although less than a quorum, or by the sole remaining director, and each director so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which he or she has been elected expires and until such director’s successor shall have been duly elected and qualified.

ARTICLE SEVENTH:  In furtherance and not in limitation of the powers conferred by the laws of the State of Florida, the Board of Directors of the Corporation is expressly authorized to make, alter and repeal the Bylaws of the Corporation.

ARTICLE EIGHTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized for consented to by the directors of the Corporation. The right to indemnification conferred by this Article EIGHTH shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition only upon the Corporation’s receipt of an undertaking by or on behalf of the director or officer to repay such amounts if it shall be ultimately determined that he or she is not entitled to be indemnified by the corporation as authorized in this Article EIGHTH.

The Corporation may, to the extent authorized from time to time by the directors of the Corporation, provide rights to indemnification and to the advancement of expenses to other employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.

The rights to indemnification and to the advance of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under these Articles of Incorporation, the Bylaws of the corporation, any statute, agreement, vote of shareholders or disinterested directors or otherwise.

Any repeal or modification of this Article EIGHTH shall not adversely affect any rights to indemnification and to the advancement of expenses as a director or officer of the corporation existing at the time of such repeal or modification with respect to any acts or omission occurring prior to such repeal or modification.

ARTICLE NINTH: These Articles of Incorporation and the internal affairs of the Corporation shall be governed by and interpreted under the laws of the State of Florida, excluding its conflict of laws principles. Unless the Corporation consents in writing to the selection of an alternative forum, the Circuit Court for Duval County (or the appropriate Florida federal court) shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer (or affiliate of any of the foregoing) of the Corporation to the Corporation or the Corporation's shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Florida Statutes or the Corporation’s Amended and Restated Articles of Incorporation or Bylaws, or (iv) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine.

THE UNDERSIGNED, being the President of the Corporation does make this certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 31st day of March, 2015.

INFORMATION SYSTEMS ASSOCIATES, INC.

By:	/s/ Adrian G. Goldfarb
Adrian G. Goldfarb
President